Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Joint Proxy/Registration Statement on Form S-4 of Global Net Lease, Inc. of our report dated April 8, 2022, (June 24, 2022, as to Notes 1 & 6) relating to the Combined Statement of Revenues and Certain Expenses of the portfolio of 81 properties (the “CIM Portfolio”), appearing in the Current Report on Form 8-K/A of The Necessity Retail REIT, Inc. filed on June 24, 2022. We also consent to the reference to us under the heading "Experts" in such Joint Proxy/Registration Statement.

/s/ Deloitte & Touche LLP

Tempe, Arizona

July 6, 2023